EXHIBIT 99.1

Johnson Outdoors Announces Fiscal 2009 Second Quarter Results

RACINE, Wis., May 8, 2009 (GLOBE NEWSWIRE) -- Johnson Outdoors Inc. (Nasdaq:JOUT), a leading global outdoor recreation company, today announced higher earnings on lower net sales for its second fiscal quarter ended April 3, 2009. Net income from continuing operations of $2.5 million, or $0.27 per diluted share compared favorably to the prior year second quarter net income of $0.8 million, or $0.09 per diluted share. Total net sales for the quarter were $106.6 million compared to $121.8 million in the prior year period.

"We have taken deliberate and decisive action over the past 12 months to minimize the impact of softer markets on operations, cash flow and the bottom line, with a clear focus on strengthening our competitiveness and profitability long-term. We feel good about where we are, and remain vigilant in our efforts to further reduce costs, improve efficiency and enhance shareholder value," said Helen Johnson-Leipold, Chairman and Chief Executive Officer.

COST REDUCTION UPDATE

On December 4, 2008, the Company announced comprehensive cost-reduction plans which included an aggressive $20 million cost savings target, lower capital spending and significant reduction in peak working capital. At the end of the second quarter:

 * Cost savings efforts were progressing on track and in line with expectations. For the quarter, operating expense decreased 21 percent from the prior year second quarter.
 * Working capital was 30 percent below prior year entering its peak period, with net inventory levels down $40 million versus last year's second quarter.
 * Capital spending was down 30 percent year-over-year.

SECOND QUARTER RESULTS

Second quarter sales reflect initial shipments to customers in anticipation of the primary retail selling period for the Company's seasonal outdoor products. Total net sales declined 12.5 percent compared to the prior year quarter, due largely to economic conditions in key markets. Unfavorable currency translation had a 3.7 percent impact on total Company revenues in the quarter.

 * Marine Electronics revenues were 4.6 percent below last year primarily due to continued weakness in domestic and international boat markets.
 * Watercraft sales were 8.7 percent below the prior year as a result of unfavorable currency translation of 4.3 percent, scaling back of distribution to non-core channels and weak international markets.
 * Diving revenues were down 24.1 percent due to slowing economies in key markets and the impact of unfavorable currency translation, which comprised 8.3 percent of the revenue decline.
 * Outdoor Equipment sales compared unfavorably to last year due primarily to pacing of military tent orders and slower-than-normal commercial tent sales.

Total Company operating profit of $5.8 million for the second fiscal quarter compared favorably to operating profit of $3.6 million in the prior year quarter. Key factors contributing to the favorable comparison were:

 * Aggressive cost savings initiatives which more than offset the impact of lower sales and unfavorable product mix on margins.
 * Improved operating efficiency and strict controls resulting in a
   34.5 percent reduction in net inventory levels.
 * Bonus and profit sharing accruals of $1.8 million in the prior year quarter versus no accruals in the current quarter.

The Company reported net income of $2.5 million, or $0.27 per diluted share, during the second fiscal quarter, compared to net income of $0.5 million, or $0.05 per diluted share, in the same quarter last year. Income during the prior year quarter was negatively impacted by a $1.6 million pre-tax foreign exchange loss related to the accounting treatment of U.S. dollar holdings in Switzerland.

In March, the Company consolidated leadership of Marine Electronics and Watercraft business units under a single Group Vice President as part of an initiative to significantly reduce cost and complexity, optimize synergies and assets across the two operations, and dramatically improve profitability for the future.

YEAR-TO-DATE RESULTS

Net sales in the first six months of fiscal 2009 were $176.4 million versus $197.8 million in the same six-month period last year, a decrease of 10.8 percent. Key drivers in the year-to-date period were:

 * Lower domestic sales.
 * Soft international markets.
 * Unfavorable currency translation of 3.5 percent.

Total Company operating profit was $0.6 million during the first six months of fiscal 2009 compared to an operating loss of $0.9 million during the prior year-to-date period. Net loss from continuing operations for the first six months of the year was $4.5 million, or ($0.49) per diluted share, versus a loss from continuing operations of $2.8 million, or ($0.31) per diluted share, in the first six months of the prior year. Primary drivers behind the year-to-date comparison were:

 * Deteriorating economic conditions in domestic and international markets.
 * Improved operating efficiency and aggressive cost savings efforts, which helped offset the impact of lower sales and unfavorable product mix on margins during the period.

OTHER FINANCIAL INFORMATION

The Company's debt level was $65.3 million at the end of the second quarter versus $115.0 million at March 28, 2008, and debt, net of cash, was $51.4 million versus $87.3 million in the prior year's quarter. Depreciation and amortization was $5.2 million year-to-date, compared to $4.9 million during the first six months of the prior year. Capital spending totaled $3.7 million during the first six months of fiscal 2009 compared with $5.3 million in same period in 2008.

"We believe improved processes and systems will enable us to manage inventory levels down through the remainder of the year. Effective cash management will remain a key focus as we work diligently to ensure cash reserves are at appropriate levels," said David W. Johnson, Vice President and Chief Financial Officer.

WEBCAST

The Company will host a conference call and audio web cast at 11:00 a.m. Eastern Time on Friday May 8, 2009. A live listen-only web cast of the conference call may be accessed at Johnson Outdoors' home page. A replay of the call will be available for 30 days on the Internet.

ABOUT JOHNSON OUTDOORS INC.

JOHNSON OUTDOORS is a leading global outdoor recreation company that turns ideas into adventure with innovative, top-quality products. The company designs, manufactures and markets a portfolio of winning, consumer-preferred brands across four categories: Watercraft, Marine Electronics, Diving and Outdoor Equipment. Johnson Outdoors' familiar brands include, among others: Old Town(r) canoes and kayaks; Ocean Kayak(tm) and Necky(r) kayaks; Lendal(r) paddles; Carlisle(r) and Extrasport(r) paddling accessories; Minn Kota(r) motors; Cannon(r) downriggers; Humminbird(r) fishfinders; Geonav(r)chartplotters; SCUBAPRO(r) UWATEC(r) and Seemann(r) dive equipment; Silva(r) compasses; Tech4O(r) digital instruments; and Eureka!(r) tents.

Visit Johnson Outdoors at http://www.johnsonoutdoors.com

SAFE HARBOR STATEMENT

Certain matters discussed in this press release are "forward-looking statements," intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical fact are considered forward-looking statements. These statements may be identified by the use of forward-looking words or phrases such as "anticipate," "believe," "could," "expect," "intend," "may," "planned," "potential," "should," "will," "would" or the negative of those terms or other words of similar meaning. Such forward-looking statements are subject to certain risks and uncertainties, which could cause actual results or outcomes to differ materially from those currently anticipated. Factors that could affect actual results or outcomes include changes in consumer spending patterns; the Company's success in implementing its strategic plan, including its focus on innovation; actions of and disputes with companies that compete with the Company; the Company's success in managing inventory; the risk that the lenders may be unwilling to provide a waiver or amendment if the Company is in violation of its financial covenants and the cost to the Company of obtaining any waiver or amendment that the lenders would be willing to provide; risk of future write-downs of goodwill or other intangible assets; movements in foreign currencies or interest rates; the Company's success in restructuring of its Watercraft operations; the success of suppliers and customers; the ability of the Company to deploy its capital successfully; adverse weather conditions; and other risks and uncertainties identified in the Company's filings with the Securities and Exchange Commission. Shareholders, potential investors and other readers are urged to consider these factors in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements included herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

                        JOHNSON OUTDOORS INC.

 (thousands, except per share amounts)
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 Operating Results              THREE MONTHS ENDED   SIX MONTHS ENDED
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                                 April 3  March 28   April 3  March 28
                                    2009      2008      2009      2008
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 Net sales                      $106,630  $121,813  $176,386  $197,780
 Cost of sales                    66,662    75,007   111,312   121,685
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 Gross profit                     39,968    46,806    65,074    76,095
 Operating expenses               34,176    43,159    64,505    77,029
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 Operating profit (loss):          5,792     3,647       569      (934)
 Interest expense, net             3,080     1,278     4,574     2,070
 Other (income) expense, net        (456)    1,306       664     1,360
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 Income (loss) before income
  taxes                            3,168     1,063    (4,669)   (4,364)
 Income tax expense (benefit)        703       281      (193)   (1,522)
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 Net income (loss) from
  continuing operations            2,465       782    (4,476)   (2,842)
 Net income (loss) from
  discontinued operations, net
  of income tax benefit of $0,
  $188, $0, and $814
  respectively                        --      (320)       41    (1,386)
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 Net income (loss)              $  2,465  $    462  $ (4,435) $ (4,228)
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 Net loss basic and diluted per
  common share:
   Continuing operations        $   0.27  $   0.09  $   0.49  $  (0.31)
   Discontinued operations      $     --  $  (0.04) $     --  $  (0.15)
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 Basic and diluted average
  common shares outstanding     $   0.27  $   0.05  $   0.49  $  (0.46)
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 Segment Results
  Net sales:
   Marine electronics           $ 58,732  $ 61,544  $ 90,710  $ 94,807
   Outdoor equipment               8,475    13,244    19,712    21,228
   Watercraft                     21,672    23,731    32,719    37,184
   Diving                         17,835    23,491    33,385    45,022
   Other/eliminations                (84)     (197)     (140)     (461)
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 Total                          $106,630  $121,813  $176,386  $197,780
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 Operating profit (loss):
   Marine electronics           $  7,147  $  5,483  $  6,178  $  5,746
   Outdoor equipment                 405       754     1,330       372
   Watercraft                       (245)     (230)   (1,844)   (2,343)
   Diving                            294       575      (903)    1,135
   Other/eliminations             (1,809)   (2,935)   (4,192)   (5,844)
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 Total                          $  5,792  $  3,647  $    569  $   (934)
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 Balance Sheet Information (End of Period)
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 Cash and short-term investments                    $ 13,919  $ 27,662
 Accounts receivable, net                            100,466   120,168
 Inventories, net                                     75,405   115,126
 Net assets of discontinued operations                    --       132
 Total current assets                                197,806   286,966
 Total assets                                        262,991   412,154
 Short-term debt                                       4,647    55,001
 Total current liabilities                            76,172   127,871
 Long-term debt                                       60,690    60,004
 Shareholders' equity                                112,386   206,748
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CONTACT:  Johnson Outdoors Inc.
          David Johnson, VP & Chief Financial Officer
          Cynthia Georgeson, VP - Worldwide Communication
          262-631-6600